Exhibit 4.2.5

SIXTH AMENDMENT TO THE

REVOLVING CREDIT AGREEMENT

THIS SIXTH AMENDMENT to the REVOLVING CREDIT AGREEMENT, dated as of this 29th day of August, 2007 (the “Sixth Amendment”), is entered into in connection with and as an amendment to that certain Revolving Credit Agreement, dated as of March 10, 2003 (the “Credit Agreement”), as amended by that First Amendment, dated as of August 31, 2003, as further amended by that Second Amendment, dated as of February 27, 2004, as further amended by that Third Amendment, dated as of August 30, 2004, as further amended by that Fourth Amendment dated as of August 29, 2005, as further amended by that Fifth Amendment dated as of August 29, 2006, and as further amended, restated or modified from time to time, by and between First National Bank of Omaha (the “Bank”) and Ballantyne of Omaha, Inc. (the “Borrower”).  All capitalized terms used but not otherwise defined herein shall have their respective meanings as prescribed in the Credit Agreement.

WHEREAS, the maturity date for the Base Revolving Credit Facility pursuant to the Credit Agreement is currently August 28, 2007; and

WHEREAS, the Borrower and the Bank desire to extend the maturity date of the Base Revolving Credit Facility to August 28, 2008 and to make such other amendments as discussed below.

NOW, THEREFORE, the parties hereby agree that as of the date hereof:

1.             The following definition in Article I of the Credit Agreement is hereby amended to read as follows:

                Termination Date:  August 28, 2008, or such later date as is approved in writing by FNBO.

2.             Section 2.1 of the Credit Agreement is hereby amended by replacing the phrase “Until August 28, 2007” with “Until August 28, 2008.”

3.             This Sixth Amendment shall not affect any and all amounts and obligations that may be outstanding from the Borrower to the Bank under the Credit Agreement, and all such obligations remain secured by the Collateral.

4.             This Sixth Amendment may be executed in several counterparts, and such counterparts together shall constitute one and the same instrument.

5.             Except as expressly agreed herein, all terms of the Credit Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Sixth Amendment to be executed as of the day and year first above written.

BANK:

FIRST NATIONAL BANK OF OMAHA

By:	/s/ Marc T. Wisdom

Title:	Vice President

BORROWER:

BALLANTYNE OF OMAHA, INC.

By:	/s/ Chris Stark

Title:	Vice President of Operations

NOTICE:  A credit agreement must be in writing to be enforceable under Nebraska law.  To protect you and us from any misunderstandings or disappointments, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

INITIALED:	CS
Borrower